EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS FOURTH QUARTER
AND FISCAL 2018 FINANCIAL RESULTS:
Delivering on World of Growth Strategy

February 27, 2019 - IRVING, TEXAS - Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the fiscal 2018 fourth quarter and year ended December 29, 2018.

Fourth Quarter 2018 Overview

•	Net income of $40.6 million, or $0.24 per GAAP diluted share

•	Revenue of $853.1 million

•	Adjusted EBITDA of $108.9 million

•	DGD delivered record Fourth quarter, Entity EBITDA of $110 million

•	Strong global raw material volumes up 1.5% over Q4 2017

•	Feed segment still challenged by trade disruptions and lagging fat prices

•	Food segment showed improved earnings in the collagen business

•	Improved performance in Fuel segment reflects investment in Euro bioenergy

•	DGD partner dividend of $40 million during Q4

Fiscal 2018 Overview

•	Net income of $101.5 million, or $0.60 per GAAP diluted share

•	Consolidated Revenue of $3.4 billion

•	Adjusted EBITDA of $431.4 million

•	DGD partner dividend of $65 million during 2018 and Phase III large scale expansion underway

•	No net borrowings while investing $108 million in growth acquisitions

•	Total debt to EBITDA ratio improved to 3.13 per bank covenant

For the fourth quarter of 2018, the Company reported net sales of $853.1 million, as compared with net sales of $952.5 million for the fourth quarter of 2017. Net income attributable to Darling for the three months ended December 29, 2018 was $40.6 million, or $0.24 per diluted share, compared to a net income of $105.7 million, or $0.63 per diluted share, for the fourth quarter of 2017. The decrease in net income for the fourth quarter 2018 is primarily attributable to income tax expense compared to an income tax benefit in the same period of 2017 due to the remeasurement of deferred tax liabilities per the U.S. Tax Cuts and Jobs Act and benefits from European tax reform, along with higher depreciation costs from increased capital expenditures that more than offset increased income from unconsolidated subsidiaries and lower selling, general and administrative expenses.

For the fiscal year ended 2018, the Company reported net sales of $3,388 million, as compared with net sales of $3,662 million for the fiscal year ended 2017. Net Income attributable to Darling for the fiscal year ended December 29, 2018 was $101.5 million, or $0.60 per diluted share, as compared to a net income of $128.5 million, or $0.77 per diluted share, for the fiscal year ended December 30, 2017. The decrease in net income for 2018 is primarily attributable to income tax expense compared to an income tax benefit in 2017 due to the remeasurement of deferred tax liabilities per the U.S. Tax Cuts and Jobs Act along with benefits from European tax reform. Lower earnings in 2018 as compared to 2017 is also attributed to debt extinguishment costs, higher depreciation costs, restructuring and impairment charges and loss on disposal of subsidiaries.

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Comments on the Fourth Quarter and Fiscal 2018 Year End

“Our fourth quarter truly showed the diversity and consistency of our global ingredients platform and the potential DGD has to transform Darling,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc.

Commenting on the Company’s overall strategy, Mr. Stuewe said, “During the year, we made strong advancements executing our world of growth strategy to create a sustainable portfolio of value-added and specialty ingredients through multiple, completed construction projects, expansions and bolt on acquisitions.”

Operational Update by Segment

•
Feed Ingredients - Segment lagged performance due to overall weaker fat pricing impacted from extended DGD downtime during the year and large global slaughter volumes. Trade disruptions and large palm oil supplies also weighed on results. Protein pricing stabilized with continued strong feed demand in spite of China’s Africa Swine Fever (AFS) outbreak. Expanded Midwest footprint with acquisitions focused on specialty pet food and feedstock to supply growing biofuel mandates. Growth expansions for rendering, blood and higher grade, species-specific operations delivered as expected.

•
Food Ingredients - Segment results reflect the closure of the Argentina collagen plant and lower earnings in the European collagen market. Global collagen strong in Brazil and China. CTH casings business pressured by increased raw materials costs and decreased sales volumes. Sonac edible fats showed margin pressure due to competing weaker palm oil markets.

•
Fuel Ingredients - Segment delivered consistent results when excluding the $12.6 million in blenders tax credit (BTC) reinstated for 2017 in February 2018, and new earnings from Belgium digester operations contributed nicely. Ecoson bioenergy facility normalized capacity and delivered improved quarterly performance. Europe’s disposal rendering business reported stable earnings with strong volumes in Europe. North American biodiesel operations reported steady earnings absent the BTC.

•
Diamond Green Diesel Joint Venture - Increased fourth quarter production and inclusion of the retroactive 2017 BTC drove improvement. Posted fourth quarter EBITDA of $1.67 per gallon, absent a BTC for 2018. Total 2018 entity EBITDA of $187.6 million (excluding $160.4 million for 2017 BTC recorded first quarter 2018) or $1.19 per gallon on the sale of 157.4 million gallons. Distributed partner dividend of $65 million for 2018 and closed year debt free. Phase III Super Diamond expansion to 675 million gallons approved and includes additional 50-60 million gallons of renewable naphtha gallons for the green gasoline markets. Estimated expansion costs of $1.1 billion with anticipated start-up in latter half of 2021.

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Financial Update by Segment

Feed Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net sales	$485,190	$562,206	$1,952,555	$2,239,492
Selling, general and administrative expenses	44,808	45,794	176,722	178,347
Depreciation and amortization	53,359	49,239	194,292	184,172
Segment operating income	12,047	26,894	82,843	132,342
EBITDA	$65,406	$76,133	$277,135	$316,514
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Feed Ingredients operating income for the three months ended December 29, 2018 was $12.0 million, a decrease of $14.9 million as compared to the three months ended December 30, 2017. Segment operating income was down in fourth quarter 2018 as compared to fourth quarter 2017 due to lower finished fat product prices and higher depreciation charges from increased capital expenditures that more than offset increased raw material volumes.

•
Feed Ingredients operating income for the fiscal year 2018 was $82.8 million, a decrease of $49.5 million as compared to fiscal year 2017. Segment operating income was down in fiscal 2018 as compared to fiscal 2017 due to lower finished fat product prices and higher depreciation charges from increased capital expenditures that more than offset increased raw material volumes.

Food Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net sales (1)	$291,669	$313,478	$1,139,126	$1,156,976
Selling, general and administrative expenses	23,652	27,408	91,546	104,644
Restructuring and impairment charges	—	—	14,965	—
Depreciation and amortization	20,263	19,719	80,988	75,010
Segment operating income	14,613	16,416	33,768	56,939
EBITDA	$34,876	$36,135	$129,721	$131,949
*EBITDA calculated by adding depreciation and amortization and restructuring and impairment charges to segment operating income.

•
Food Ingredients operating income was $14.6 million for the three months ended December 29, 2018, a decrease of $1.8 million as compared to the three months ended December 29, 2017. The decrease in operating income was primarily attributable to lower earnings in the casings business and lower earnings in the European collagen markets.

•
Food Ingredients operating income was $33.8 million for fiscal 2018, a decrease of $23.1 million as compared to fiscal 2017. This decrease was primarily due to the restructuring and impairment charges incurred as a result of the Hurlingham, Argentina collagen plant shut down and lower earnings in the European collagen markets. The casings business delivered lower earnings in fiscal 2018 due to an increase in raw material prices as compared to fiscal

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2017. The Company’s edible fat prices were lower in fiscal 2018 as a result of lower competing fat markets as compared to fiscal 2017.

Fuel Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net sales	$76,271	$76,865	$296,045	$265,783
Selling, general and administrative expenses	(714)	4,707	(4,770)	10,355
Depreciation and amortization	8,603	8,547	34,981	31,019
Segment operating income	8,617	8,103	35,308	13,980
EBITDA	$17,220	$16,650	$70,289	$44,999
*EBITDA calculated by adding depreciation and amortization to segment operating income.
Results shown do not include the Diamond Green Diesel (DGD) 50% Joint Venture.

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients operating income for the three months ended December 29, 2018 was $8.6 million, an increase of $0.5 million as compared to the three months ended December 30, 2017. The increase in earnings is primarily a result of higher earnings within Ecoson, the bioenergy business in Europe; and Rendac, the disposal rendering business in Europe.

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients operating income for fiscal year 2018 was $35.3 million, an increase of $21.3 million as compared to fiscal 2017. The increase in earnings is primarily due to the reinstated fiscal 2017 blenders tax credits in North America of approximately $12.6 million recorded in the first quarter of fiscal 2018 as compared to the lack of blenders tax credits in the same period of fiscal 2017 and higher overall sales prices and strong demand from biodiesel industries.

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Darling Ingredients Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
December 29, 2018 and December 30, 2017
(in thousands)

	December 29,	December 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$107,262	$106,774
Restricted cash	107	142
Accounts receivable, less allowance for bad debts of $7,830 at December 29, 2018 and $8,045 at December 30, 2017	385,737	391,847
Inventories	341,028	358,183
Prepaid expenses	35,247	38,326
Income taxes refundable	6,462	4,509
Other current assets	22,099	56,664
Total current assets	897,942	956,445

Property, plant and equipment, net	1,687,858	1,645,822
Intangible assets, net	595,862	676,500
Goodwill	1,229,159	1,301,093
Investment in unconsolidated subsidiaries	410,177	302,038
Other assets	53,375	62,284
Deferred income taxes	14,981	14,043
	$4,889,354	$4,958,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7,492	$16,143
Accounts payable, principally trade	219,479	217,417
Income taxes payable	4,043	12,300
Accrued expenses	309,484	313,623
Total current liabilities	540,498	559,483

Long-term debt, net of current portion	1,666,940	1,698,050
Other noncurrent liabilities	115,032	106,287
Deferred income taxes	231,063	266,708
Total liabilities	2,553,533	2,630,528

Commitments and contingencies
Total Darling's stockholders' equity:	2,273,048	2,244,933
Noncontrolling interests	62,773	82,764
Total stockholders' equity	$2,335,821	$2,327,697
	$4,889,354	$4,958,225

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Darling Ingredients Inc. and Subsidiaries
Consolidated Operating Results
For the Periods Ended December 29, 2018 and December 30, 2017
(in thousands, except per share data)

	(Fourth Quarter Unaudited)
	Three Months Ended			Fiscal Year Ended
			$ Change			$ Change
	December 29,	December 30,	Favorable	December 29,	December 30,	Favorable
	2018	2017	(Unfavorable)	2018	2017	(Unfavorable)
Net sales	$853,130	$952,549	$(99,419)	$3,387,726	$3,662,251	$(274,525)
Costs and expenses:
Cost of sales and operating expenses	667,882	745,722	77,840	2,647,083	2,875,443	228,360
Selling, general and administrative expenses	76,357	89,894	13,537	309,264	343,502	34,238
Restructuring and impairment charges	—	—	—	14,965	—	(14,965)
Depreciation and amortization	85,277	80,794	(4,483)	321,192	302,100	(19,092)
Total costs and expenses	829,516	916,410	86,894	3,292,504	3,521,045	228,541
Operating income	23,614	36,139	(12,525)	95,222	141,206	(45,984)
Other expense:
Interest expense	(20,209)	(22,269)	2,060	(86,429)	(88,926)	2,497
Debt extinguishment costs	—	—	—	(23,509)	—	(23,509)
Foreign currency gain/(loss)	651	(2,468)	3,119	(6,431)	(6,898)	467
Loss on disposal of subsidiaries	(45)	(885)	840	(12,545)	(885)	(11,660)
Other expense, net	(3,459)	(418)	(3,041)	(7,562)	(8,801)	1,239
Total other expense	(23,062)	(26,040)	2,978	(136,476)	(105,510)	(30,966)
Equity in net income of unconsolidated subsidiaries	49,631	11,835	37,796	159,229	28,504	130,725
Income before income taxes	50,183	21,934	28,249	117,975	64,200	53,775
Income taxes expense/(benefit)	8,039	(85,010)	(93,049)	12,031	(69,154)	(81,185)
Net income	42,144	106,944	(64,800)	105,944	133,354	(27,410)
Net income attributable to noncontrolling interests	(1,496)	(1,215)	(281)	(4,448)	(4,886)	438
Net income attributable to Darling	$40,648	$105,729	$(65,081)	$101,496	$128,468	$(26,972)
Basic income per share:	$0.25	$0.64	$(0.39)	$0.62	$0.78	$(0.16)
Diluted income per share:	$0.24	$0.63	$(0.39)	$0.60	$0.77	$(0.17)

Number of diluted common shares:	168,379	166,997		167,910	166,730

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Darling Ingredients Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Fiscal Years Ended December 29, 2018 and December 30, 2017
(in thousands)

	Fiscal Year Ended
	December 29,	December 30,
Cash flows from operating activities:	2018	2017
Net income	$105,944	$133,354
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	321,192	302,100
Deferred taxes	(16,974)	(98,805)
Loss/(gain) on sale of assets	709	(237)
Loss on disposal of subsidiaries	12,545	885
Asset impairment	2,907	—
Gain on insurance proceeds from insurance settlements	(1,253)	(1,427)
Increase in long-term pension liability	1,463	2,383
Stock-based compensation expense	18,779	17,598
Debt extinguishment costs	23,509	—
Write-off deferred loan costs	320	766
Deferred loan cost amortization	7,870	8,736
Equity in net income of unconsolidated subsidiaries	(159,229)	(28,504)
Distribution of earnings from unconsolidated subsidiaries	67,638	26,761
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(6,347)	3,482
Income taxes refundable/payable	(9,809)	9,360
Inventories and prepaid expenses	2,391	(15,022)
Accounts payable and accrued expenses	14,534	73,386
Other	12,426	(24,380)
Net cash provided by operating activities	398,615	410,436
Cash flows from investing activities:
Capital expenditures	(321,896)	(274,168)
Acquisitions, net of cash acquired	(107,727)	(12,144)
Investment of unconsolidated subsidiaries	(12,250)	(4,750)
Proceeds from sale of investment in subsidiaries	82,760	—
Gross proceeds from disposal of property, plant and equipment and other assets	19,328	8,090
Proceeds from insurance settlement	1,253	6,054
Payments related to routes and other intangibles	(3,883)	(7,135)
Net cash used by investing activities	(342,415)	(284,053)
Cash flows from financing activities:
Proceeds from long-term debt	624,620	33,401
Payments on long-term debt	(686,628)	(149,623)
Borrowings from revolving credit facility	543,898	199,495
Payments on revolving credit facility	(510,974)	(204,935)
Net cash overdraft financing	3,460	(714)
Deferred loan costs	(9,668)	(6,717)
Issuance of common stock	182	22
Minimum withholding taxes paid on stock awards	(2,215)	(3,049)
Deductions of noncontrolling interest	—	(17,451)
Distributions to noncontrolling interests	(10,257)	(5,281)
Net cash used by financing activities	(47,582)	(154,852)
Effect of exchange rate changes on cash flows	(8,165)	20,528
Net increase/(decrease) in cash, cash equivalents and restricted cash	453	(7,941)
Cash, cash equivalents and restricted cash at beginning of year	106,916	114,857
Cash, cash equivalents and restricted cash at end of year	$107,369	$106,916
Supplemental disclosure of cash flow information:
Accrued capital expenditures	$5,951	$1,521
Cash paid during the period for:
Interest, net of capitalized interest	$75,006	$78,233
Income taxes, net of refunds	$33,162	$26,304
Non-cash financing activities:
Debt issued for service contract assets	$22	$945

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Diamond Green Diesel Joint Venture
Condensed Consolidated Balance Sheets
December 31, 2018 and December 31, 2017
(in thousands)

	December 31,	December 31,
	2018	2017

Assets:
Total current assets	$186,258	$202,778
Property, plant and equipment, net	576,384	435,328
Other assets	24,601	4,655
Total assets	$787,243	$642,761

Liabilities and members' equity:
Total current portion of long term debt	$189	$17,023
Total other current liabilities	40,619	40,705
Total long term debt	8,485	36,730
Total other long term liabilities	539	450
Total members' equity	737,411	547,853
Total liabilities and members' equity	$787,243	$642,761

Diamond Green Diesel Joint Venture
Operating Financial Results
Three Months and Fiscal Year Ended December 31, 2018 and December 31, 2017
(in thousands)

	(Fourth Quarter Unaudited)
	Three Months Ended			Twelve Months Ended
			$ Change			$ Change
	December 31,	December 31,	Favorable	December 31,	December 31,	Favorable
	2018	2017	(Unfavorable)	2018	2017	(Unfavorable)
Revenues:
Operating revenues	$270,542	$182,140	$88,402	$677,663	$633,908	$43,755
Expenses:
Total costs and expenses less depreciation, amortization and accretion expense	160,004	151,769	(8,235)	329,636	547,512	217,876
Depreciation, amortization and accretion expense	10,544	6,088	(4,456)	29,434	28,955	(479)
Total costs and expenses	170,548	157,857	(12,691)	359,070	576,467	217,397
Operating income	99,994	24,283	75,711	318,593	57,441	261,152
Other income	571	384	187	1,919	1,343	576
Interest and debt expense, net	(318)	—	(318)	(955)	(2,306)	1,351
Net income	$100,247	$24,667	$75,580	$319,557	$56,478	$263,079

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Darling Ingredients Inc. reports Adjusted EBITDA results, which is a Non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP) (for additional information, see “Use of Non-GAAP Financial Measures” included later in this media release). The Company believes that Adjusted EBITDA provides additional useful information to investors. Adjusted EBITDA, as the Company uses the term, is calculated below:

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA
Three and twelve months ended December 29, 2018 and December 30, 2017

	(unaudited)
	Three Months Ended - Year over Year			Fiscal Year Ended
Adjusted EBITDA	December 29,		December 30,	December 29,		December 30,
(U.S. dollars in thousands)	2018		2017	2018		2017

Net income attributable to Darling	$40,648		$105,729	$101,496		$128,468
Depreciation and amortization	85,277		80,794	321,192		302,100
Interest expense	20,209		22,269	86,429		88,926
Income tax expense/(benefit)	8,039		(85,010)	12,031		(69,154)
Restructuring and impairment charges	—		—	14,965		—
Foreign currency loss/(gain)	(651)		2,468	6,431		6,898
Other expense, net	3,459		418	7,562		8,801
Debt extinguishment costs	—		—	23,509		—
Loss on disposal of subsidiaries	45		885	12,545		885
Equity in net income of unconsolidated subsidiaries	(49,631)		(11,835)	(159,229)		(28,504)
Net income attributable to noncontrolling interests	1,496		1,215	4,448		4,886
Adjusted EBITDA (Non-GAAP)	$108,891		$116,933	$431,379		$443,306
Foreign currency exchange impact	2,279	(1)	—	(8,565)	(2)	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$111,170		$116,933	$422,814		$443,306

DGD Joint Venture Adjusted EBITDA (Darling's share)	$55,268		$15,185	$174,013		$43,198

(1) The average rates assumption used in the calculation was the actual fiscal average rate for the three months ended December 29, 2018 of €1.00:USD$1.14 and
CAD$1.00:USD$0.76 as compared to the average rate for the three months ended December 30, 2017 of €1.00:USD$1.18 and CAD$1.00:USD$0.79, respectively.
(2) The average rates assumption used in the calculation was the actual fiscal average rate for the twelve months ended December 29, 2018 of €1.00:USD$1.18 and
CAD$1.00:USD$0.77 as compared to the average rate for the twelve months ended December 30, 2017 of €1.00:USD$1.13 and CAD$1.00:USD$0.77, respectively.
About Darling
Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as collagen, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients and collects and processes residual bakery products into feed ingredients. In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments. The Company sells its products domestically and internationally and operates within three industry

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segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

Darling Ingredients Inc. will host a conference call to discuss the Company’s fourth quarter and fiscal year end 2018 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Thursday, February 28, 2019. To listen to the conference call, participants calling from within North America should dial 1-844-868-8847; international participants should dial 1-412-317-6593. Please refer to access code 10128432. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through March 7, 2019, by dialing 1-877-344-7529 (U.S. callers), 1-855-669-9658 (Canada) and 1-412-317-0088 (international callers). The access code for the replay is 10128432. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:
Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity and is not intended to be a presentation in accordance with GAAP. Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 3.625% Notes that were outstanding at December 29, 2018. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 3.625% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs, non-cash charges and cash dividends from the DGD Joint Venture. Additionally, the Company evaluates the impact of foreign exchange impact on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company's indebtedness or other purposes; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, or otherwise; reduced demand for animal feed; reduced finished product prices, including a decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas(“GHG”) emissions that adversely affect programs like the U.S. government’s renewable fuel standard, low carbon fuel standards (“LCFS”) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of 2009 H1N1 flu (initially known as “Swine Flu”), Highly pathogenic strains of avian influenza (collectively known as “Bird Flu”), bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other

News Release February 27, 2019 Page 11

diseases associated with animal origin in the United States or elsewhere, such as the recent African Swine Fever (“ASF”) outbreak in China; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign (including, without limitation, China) regulations (including new or modified animal feed, Bird Flu, PED, BSE, ASF or similar or unanticipated regulations) affecting the industries in which the Company operates or its value added products; risks associated with the DGD Joint Venture, including possible unanticipated operating disruptions and issues relating to the announced expansion project; risks and uncertainties relating to international sales and operations, including imposition of tariffs, quotas, trade barriers and other trade protections imposed by foreign countries; difficulties or a significant disruption in our information systems or failure to implement new systems and software successfully, including our ongoing enterprise resource planning project; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; uncertainty regarding the likely exit of the U.K. from the European Union; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company's results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-281-4478